APOGEE REPORTS STRONG FY2016 Q1 REVENUE, EARNINGS GROWTH

•	Revenues up 14%

•	Operating income up 133%

•	EPS up 98%

•	FY16 outlook: EPS range increased to $2.10-$2.25 on 10-15% revenue growth

MINNEAPOLIS, MN (June 24, 2015) - Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2016 first-quarter results. Apogee provides distinctive solutions for enclosing commercial buildings and framing art.

FY16 FIRST QUARTER VS. PRIOR-YEAR PERIOD

•	Revenues of $240.0 million were up 14 percent.

•	Operating income of $18.2 million was up 133 percent.

•	Earnings per share of $0.41 were up 98 percent.

•	Backlog of $470.8 million was up 22 percent.

COMMENTARY
“Apogee had an outstanding start to fiscal 2016, doubling earnings per share and again delivering double-digit revenue growth,” said Joseph F. Puishys, Apogee chief executive officer. “Building on the strong first-quarter earnings performance across the company, we have increased our earnings per share outlook for the year to $2.10 to $2.25, from $2.05 to $2.20.

“In every segment, we achieved top- and bottom-line growth, and delivered strong rates of conversion on incremental first-quarter revenues,” he said. “Our results reflect our success in leveraging volume, increasing pricing and improving productivity in our architectural businesses.

“I am pleased that for the company overall our first-quarter operating margin more than doubled to 7.6 percent,” said Puishys. “At the same time, our cash and short-term investments increased $11 million to $63 million.

“Our backlog has declined slightly from year end as we added capacity and improved productivity in architectural glass to drive shorter lead times for customers, which has resulted in a faster backlog turn in that segment,” said Puishys. “Backlog did grow sequentially in the other three segments, and our backlog, visibility from commitments and strong end markets position us to deliver on our growth outlook for this year and beyond.”

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

FY16 FIRST-QUARTER SEGMENT AND OPERATING RESULTS VS. PRIOR-YEAR PERIOD

Architectural Glass

•	Revenues of $101.2 million were up 27 percent on strong volume with increased pricing and improved mix.

•	Operating income grew to $8.3 million, compared to $2.8 million.

◦	Operating margin expanded 470 basis points to 8.2 percent, compared to 3.5 percent.

◦	The segment benefitted from operating leverage on volume growth, improved pricing and productivity in the United States, and successfully ramping up the Utah facility.

Architectural Services

•	Revenues of $55.7 million were up 8 percent.

•	Operating income was $0.9 million, compared to $0.2 million.

◦	Operating margin expanded 130 basis points to 1.7 percent, compared to 0.4 percent, as project margins continue to improve.

Architectural Framing Systems

•	Revenues of $71.9 million were up 12 percent, with growth across all U.S. businesses.

•	Operating income grew to $5.3 million, compared to $1.9 million.

◦	Operating margin expanded 430 basis points to 7.3 percent, compared to 3.0 percent.

◦	Improvement resulted from leveraging segment volume growth and increased pricing.

Large-Scale Optical Technologies

•	Revenues of $20.2 million were up 1 percent.

•	Operating income of $4.9 million was up 23 percent from $4.0 million.

◦	Operating margin expanded 430 basis points to 24.1 percent, compared to 19.8 percent.

◦	A higher value-added product mix and strong productivity improvements contributed to the increased operating margin.

Consolidated Backlog

•	Backlog of $470.8 million was down 4 percent from the backlog of $490.8 million in the fourth quarter, and up 22 percent from $385.1 million in the prior-year period.

◦	Approximately $311 million, or 66 percent, of the backlog is expected to be delivered in fiscal 2016, and approximately $160 million, or 34 percent, in fiscal 2017 and beyond.

Financial Condition

•	Cash and short-term investments totaled $63.5 million, compared to $52.5 million at the end of fiscal 2015 and $17.7 million in the prior-year period.

•	Debt was $21.8 million, compared to $20.6 million in the prior-year period. Almost all the debt is long-term, low-interest industrial revenue bonds.

•	Non-cash working capital was $98.3 million, compared to $97.5 million at the end of fiscal 2015 and $91.6 million in the prior-year period.

•	Capital expenditures in the first quarter were $8.8 million, compared to $8.7 million in the prior-year period.

•	Depreciation and amortization in the first quarter was $7.7 million.

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

FY16 OUTLOOK
“We remain confident that Apogee will continue to achieve strong growth in fiscal 2016,” said Puishys. “Given the strength of our first-quarter performance and earnings, we are increasing our earnings per share outlook to $2.10 to $2.25, from $2.05 to $2.20.

“We continue to expect revenue growth of 10 to 15 percent,” he said. “This outlook is based on the continued strength of our backlog, commitments, and bidding and award activity, combined with industry forecasts for low double-digit growth for the commercial construction market sectors we serve.”

Puishys said that capital expenditures for the year are anticipated to range from $45 to $50 million as Apogee invests to increase capabilities, capacity and productivity. The gross margin is expected to be approximately 24 percent.

“Our strategies to grow through new geographies, new products and new markets along with our focus on productivity and operational improvements are delivering results,” Puishys said. “We expect to surpass $1 billion in revenues in fiscal 2016 and to achieve a trailing 12-month operating margin of 10 percent midway through fiscal 2017. Longer term, our outlook is for revenues of $1.3 billion at 12 percent operating margin in fiscal 2018.”

TELECONFERENCE AND SIMULTANEOUS WEBCAST
Apogee will host a teleconference and webcast at 10 a.m. Central Time tomorrow, June 25. To participate in the teleconference, call (866) 525-3151 toll free or (330) 863-3393 international, access code 62530679. The replay will be available from noon Central Time on June 25 through midnight Central Time on July 2 by dialing (855) 859-2056, access code 62530679. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

ABOUT APOGEE ENTERPRISES
Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products and services. The company is organized in four segments, with three of the segments serving the commercial construction market:

•	Architectural Glass segment consists of Viracon, the leading fabricator of coated, high-performance architectural glass for global markets.

•	Architectural Services segment consists of Harmon, Inc., one of the largest U.S. full-service building glass installation and renovation companies.

•
Architectural Framing Systems segment businesses design, engineer, fabricate and finish the aluminum frames for window, curtainwall and storefront systems that comprise the outside skin of buildings. Businesses in this segment are: Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; Tubelite, a fabricator of aluminum storefront, entrance and curtainwall products; Alumicor, a fabricator of aluminum storefront, entrance, curtainwall and window products for Canadian markets; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

•	Large-Scale Optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer primarily for the custom picture framing market.

USE OF NON-GAAP FINANCIAL MEASURES
In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release and other company communications may also contain non-GAAP financial measures:

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

•	Backlog is defined as the dollar amount of revenues Apogee expects to recognize in the future from firm contracts or orders received, as well as those that are in progress.

•	Free cash flow is defined as net cash flow provided by operating activities, minus capital expenditures.

•
Non-cash working capital is defined as current assets, excluding cash and short-term available for sale securities, short-term restricted investments and current portion of long-term debt, less current liabilities.

Apogee believes that use of these non-GAAP financial measures enhances communications as they provide more transparency into management’s performance with respect to cash and current assets and liabilities. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the reported operating results or cash flows from operations or any other measure of performance prepared in accordance with GAAP.

FORWARD-LOOKING STATEMENTS
The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: (A) the cyclical nature and market conditions of the North American and Latin American commercial construction industries, which impact our three architectural segments, and consumer confidence and the conditions of the U.S. economy, which impact our large-scale optical segment; (B) fluctuations in foreign currency exchange rates; (C) actions of new and existing competitors; (D) ability to efficiently utilize and increase production capacity; (E) product performance, reliability and quality issues; (F) project management and installation issues that could result in losses on individual contracts; (G) ability to fully realize government incentives; (H) changes in consumer and customer preference, or architectural trends and building codes; (I) dependence on a relatively small number of customers in certain business segments; (J) volatile revenue and operating results that could differ from market expectations; (K) self-insurance risk related to a material product liability or other event for which the company is liable; (L) dependence on information technology systems and information security threats; (M) cost of compliance with and changes in environmental regulations; and (N) potential impact on financial results if one or more key employees were no longer active with the company. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2015.
“The full fiscal year was a similar story of strong revenue and earnings growth, driven by all segments. The architectural segments again outperformed commercial construction markets, and the large-scale optical segment showed impressive top-line growth and continued to deliver strong earnings,” said Puishys. “I’m pleased with our margin improvement, and that we grew cash and short-term investments by $24 million to $53 million.

(Tables follow)

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries
Consolidated Condensed Statement of Income
(Unaudited)
	Thirteen	Thirteen
	Weeks Ended	Weeks Ended	%
Dollar amounts in thousands, except for per share amounts	May 30, 2015	May 31, 2014	Change

Net sales	$239,962	$210,883	14%
Cost of goods sold	184,374	169,445	9%
Gross profit	55,588	41,438	34%
Selling, general and administrative expenses	37,364	33,621	11%
Operating income	18,224	7,817	133%
Interest income	237	249	(5)%
Interest expense	167	193	(13)%
Other (expense) income, net	48	1,283	(96)%
Earnings before income taxes	18,342	9,156	100%
Income tax expense	6,216	3,054	104%
Net earnings	$12,126	$6,102	99%

Earnings per share - basic	$0.42	$0.21	97%
Average common shares outstanding	29,044,481	28,777,464	1%
Earnings per share - diluted	$0.41	$0.21	98%
Average common and common equivalent shares outstanding	29,478,963	29,384,879	—%
Cash dividends per common share	$0.1100	$0.1000	10%

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Business Segments Information
(Unaudited)
	Thirteen	Thirteen
	Weeks Ended	Weeks Ended	%
	May 30, 2015	May 31, 2014	Change
Sales
Architectural Glass	$101,175	$79,634	27%
Architectural Services	55,652	51,616	8%
Architectural Framing Systems	71,900	64,222	12%
Large-scale Optical	20,219	20,061	1%
Eliminations	(8,984)	(4,650)	(93)%
Total	$239,962	$210,883	14%
Operating income (loss)
Architectural Glass	$8,283	$2,800	196%
Architectural Services	942	184	412%
Architectural Framing Systems	5,261	1,931	172%
Large-scale Optical	4,870	3,964	23%
Corporate and other	(1,132)	(1,062)	(7)%
Total	$18,224	$7,817	133%

Consolidated Condensed Balance Sheets
(Unaudited)

	May 30, 2015	February 28, 2015
Assets
Current assets	$297,744	$298,975
Net property, plant and equipment	192,374	193,540
Other assets	117,765	119,542
Total assets	$607,883	$612,057
Liabilities and shareholders' equity
Current liabilities	$135,979	$149,028
Long-term debt	21,727	20,587
Other liabilities	59,273	59,966
Shareholders' equity	390,904	382,476
Total liabilities and shareholders' equity	$607,883	$612,057

N/M = Not meaningful

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries
Consolidated Condensed Statement of Cash Flows
(Unaudited)
	Thirteen	Thirteen
	Weeks Ended	Weeks Ended
Dollar amounts in thousands	May 30, 2015	May 31, 2014

Net earnings	$12,126	$6,102
Depreciation and amortization	7,741	6,766
Stock-based compensation	1,040	1,250
Other, net	(3,324)	(2,531)
Changes in operating assets and liabilities	3,272	(10,391)
Net cash provided by operating activities	20,855	1,196
Capital expenditures	(8,753)	(8,738)
Proceeds on sale of property	1	201
Net sales of restricted investments	—	798
Net (purchases) sales of marketable securities	(34,091)	384
Investments in life insurance	(823)	—
Net cash used in investing activities	(43,666)	(7,355)
Net proceeds from revolving credit agreement	1,199	—
Payments on debt	(10)	(12)
Shares withheld for taxes, net of stock issued to employees	(2,028)	(3,164)
Repurchase and retirement of common stock	—	(863)
Dividends paid	(3,215)	(3,078)
Other, net	3,619	1,589
Net cash used in financing activities	(435)	(5,528)
Decrease in cash and cash equivalents	(23,246)	(11,687)
Effect of exchange rates on cash	(735)	315
Cash and cash equivalents at beginning of year	52,185	28,465
Cash and cash equivalents at end of period	$28,204	$17,093

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com